SEACOAST REPORTS THIRD QUARTER 2022 RESULTS
Significant Expansion in Net Interest Margin and Net Interest Income Highlight Q3 Results
Well-Positioned Balance Sheet with Strong Capital and Liquidity

STUART, Fla., October 27, 2022 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the third quarter of 2022 of $29.2 million, or $0.47 per diluted share. Third quarter 2022 net income decreased 11% compared to the second quarter of 2022 due to higher provision for credit losses resulting from changes in economic forecast factors, and additional coverage for estimated economic impacts from Hurricane Ian. Third quarter 2022 net income increased 27% compared to the third quarter of 2021. Adjusted net income1 for the third quarter of 2022 was $32.8 million, or $0.53 per diluted share. Third quarter 2022 adjusted net income1 decreased 10% compared to the second quarter of 2022 due to a higher provision for credit losses. Third quarter 2022 adjusted net income1 increased 12% compared to the third quarter of 2021. Pre-tax pre-provision earnings1 were $43.1 million in the third quarter of 2022, an increase of 1% compared to the second quarter of 2022 and 23% compared to the third quarter of 2021. Adjusted pre-tax pre-provision earnings1 were $49.0 million in the third quarter of 2022, an increase of 6% compared to the second quarter of 2022 and 12% compared to the third quarter of 2021.
At September 30, 2022, the ratio of tangible common equity to tangible assets increased to 9.79%, and tangible book value per share was $15.98. A decline in the value of the available for sale securities portfolio, driven by rising interest rates during the first three quarters of 2022, negatively impacted the ratio of tangible common equity to tangible assets by 159 basis points and negatively impacted tangible book value per share by $2.93 compared to December 31, 2021.
For the third quarter of 2022, return on average tangible assets was 1.17%, return on average tangible shareholders' equity was 11.53%, and the efficiency ratio was 57.13%, compared to 1.29%, 13.01%, and 56.22%, respectively, in the prior quarter, and 1.00%, 9.56%, and 59.55%, respectively, in the prior year quarter. Adjusted return on average tangible assets1 in the third quarter of 2022 was 1.27%, adjusted return on average tangible shareholders' equity1 was 12.48%, and the adjusted efficiency ratio1 was 53.28%, compared to 1.38%, 13.97%, and 53.15%, respectively, in the prior quarter, and 1.23%, 11.72%, and 51.50%, respectively, in the prior year quarter.
Charles M. Shaffer, Seacoast's Chairman and CEO, said, "Seacoast’s team delivered another solid quarter, highlighted by a significant increase in the net interest margin and net interest income, disciplined growth in loan outstandings, and continued strong asset quality metrics. In addition, quarter over quarter, adjusted pre-tax pre-provision earnings of $49.0 million improved 6%, driven by a material increase in net interest income."
Shaffer added, "We continue to operate the company with a robust balance sheet, fortified by a tangible common equity ratio of 9.79%, which increased over the prior quarter despite rising interest rates that impacted accumulated comprehensive income. We saw continued improvements in already strong credit quality metrics, and the allowance for credit losses totals $95.3 million, with an additional $19.1 million in purchase discount on acquired loans. This provides meaningful loss absorption capacity which, when aggregated, represents 1.71% of loans outstanding. Seacoast’s balance sheet is supported by one of the best customer franchises in the industry, delivering low-cost funding and liquidity. We closed the quarter with a loan to deposit ratio of 76% which, looking forward, allows remix of the balance sheet to higher-yielding earning assets to support continued growth in net interest income."
Shaffer concluded, "I would like to thank all Seacoast associates for focusing on quickly recovering from Hurricane Ian and assisting our customers after the storm passed. All Seacoast branch offices were open within a few days, and the team rapidly pivoted and completed the Apollo and Drummond acquisitions. The team showed remarkable commitment and resilience in the face of a significant weather event, and I am very proud of all involved."

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Acquisitions Update
Seacoast’s balanced growth strategy, combining organic growth with value-creating acquisitions, continues to benefit shareholders and expand the franchise across Florida.
On October 7, 2022, the Company completed the previously announced acquisition of Apollo Bancshares, Inc. (“Apollo”), which added approximately $718 million in loans and $857 million in deposits, and will provide expansion into Miami-Dade county, one of the fastest growing and most dynamic markets in the United States. System conversion activities were completed immediately after the closing of the transaction.
Also on October 7, 2022, the Company completed the previously announced acquisition of Drummond Banking Company (“Drummond”), providing Seacoast with an entry point into Gainesville, Ocala, and surrounding markets adding low-cost core deposits and diversified business lines. At the closing date, Drummond had approximately $590 million in loans and $882 million in deposits, providing a strong core deposit base, which highlights depository relationships that will provide a stable funding source for future loan growth and higher margins in a rising rate environment. Full integration and system conversion activities are expected to be completed in the first quarter of 2023.
On August 8, 2022, the Company announced its proposed acquisition of Professional Holding Corp. (“Professional”) (NASDAQ: PFHD), the sixth largest bank headquartered in South Florida. The transaction, which is expected to close in the first quarter of 2023, will increase market share in Miami-Dade, Broward, and Palm Beach counties. Full integration and system conversion activities are expected to be completed late in the second quarter of 2023.
In the first quarter of 2022, Seacoast completed the acquisitions of Sabal Palm Bancorp, Inc. (“Sabal Palm”) in Sarasota and Business Bank of Florida Corp. (“BBFC”) in Brevard County, which collectively added a combined $368 million in loans and $562 million in deposits. Integration activities, including system conversion, were completed in the first quarter of 2022 for BBFC and in the second quarter of 2022 for Sabal Palm.

Update on Hurricane Ian
In late September, communities across our corporate footprint were impacted by Hurricane Ian. We maintained uninterrupted digital and telephone access for our customers and, having experienced minimal impacts to our branch properties, we fully reopened to serve our communities shortly after the storm had passed. Recovery efforts in many areas continue and the full impacts on people and businesses in the most hard-hit regions are not fully known. In light of these uncertainties, the Company added $2.1 million to the provision for credit losses.

Financial Results
Income Statement
•Net income was $29.2 million, or $0.47 per diluted share, for the third quarter of 2022 compared to net income of $32.8 million, or $0.53 per diluted share, for the prior quarter, and $22.9 million, or $0.40 per diluted share, for the prior year quarter. For the nine months ended September 30, 2022, net income was $82.6 million, or $1.33 per diluted share, compared to $88.1 million, or $1.56 per diluted share, for the nine months ended September 30, 2021. The current year-to-date results included $12.1 million in provision for credit losses, including $5.1 million in the first quarter of 2022 recorded for loans acquired in the Sabal Palm and BBFC transactions, and additional coverage for potential impacts from Hurricane Ian. Prior year-to-date results included the reversal of provision for credit losses of $5.5 million, reflecting improvement at the time in post-COVID economic indicators. Adjusted net income1 for the third quarter of 2022 was $32.8 million, or $0.53 per diluted share. This compares to $36.3 million, or $0.59 per diluted share, for the prior quarter, and $29.4 million, or $0.51 per diluted share, for the prior year quarter. For the nine months ended September 30, 2022, adjusted net income1 was $96.2 million, or $1.56 per diluted share, compared to $98.1 million, or $1.74 per diluted share, for the nine months ended September 30, 2021.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Net revenues were $104.4 million in the third quarter of 2022, an increase of $5.8 million, or 6%, compared to the prior quarter, and an increase of $14.0 million, or 16%, compared to the prior year quarter. For the nine months ended September 30, 2022, net revenues were $294.9 million, an increase of $39.1 million, or 15%, compared to the nine months ended September 30, 2021. Adjusted revenues1 were $104.7 million in the third quarter of 2022, an increase of $5.8 million, or 6%, compared to the prior quarter, and an increase of $14.4 million, or 16%, compared to the prior year quarter. For the nine months ended September 30, 2022, adjusted revenues1 were $296.0 million, an increase of $40.1 million, or 16%, compared to the nine months ended September 30, 2021.
•On an adjusted basis, pre-tax pre-provision earnings1 were $49.0 million, an increase of 6% compared to the second quarter of 2022 and an increase of 12% compared to the third quarter of 2021.
•Net interest income totaled $88.3 million in the third quarter of 2022, an increase of $6.6 million, or 8%, from the second quarter of 2022 and an increase of $17.0 million, or 24%, compared to the third quarter of 2021. For the nine months ended September 30, 2022, net interest income was $246.5 million, an increase of $42.7 million, or 21%, compared to the nine months ended September 30, 2021.
•Net interest margin increased 29 basis points to 3.67% in the third quarter of 2022 compared to 3.38% in the second quarter of 2022. Excluding the effects of PPP and accretion on acquired loans, net interest margin increased 33 basis points to 3.57% in the third quarter of 2022 from 3.24% in the second quarter of 2022. Securities yields increased 38 basis points to 2.36%, and loan yields increased 16 basis points to 4.45%. The effect on net interest margin of accretion of purchase discounts on acquired loans in the third quarter of 2022 was nine basis points. The cost of deposits increased three basis points to nine basis points for the third quarter of 2022 compared to six basis points in the prior quarter.
•Noninterest income totaled $16.1 million in the third quarter of 2022, a decrease of $0.9 million, or 5%, compared to the prior quarter, and a decrease of $2.9 million, or 15%, compared to the prior year quarter. For the nine months ended September 30, 2022, noninterest income was $48.4 million, a decrease of $3.6 million, or 7%, compared to the nine months ended September 30, 2021. Results for the third quarter of 2022 included the following:
•Service charges on deposits, which increased $0.1 million compared to the prior quarter and $1.0 million year over year, continue to benefit from growth in commercial deposit relationships.
•Despite the impact of market declines, the wealth management division has demonstrated continued success in building relationships, and during the third quarter of 2022, we transitioned $100.0 million in customer deposit outstandings to assets under management in our wealth division.
•Mortgage banking fees continue to be impacted by the overall slowdown attributed to significant increases in mortgage rates and low inventory levels, declining $0.5 million compared to the prior quarter.
•Other income increased by $0.2 million in the third quarter of 2022, compared to the prior quarter, with increases in SBIC investment income offset by lower loan-swap related income.
•The Company recognized $0.4 million in securities losses in the third quarter of 2022, compared to $0.3 million in the second quarter of 2022 and nominal losses in the third quarter of 2021. Losses in each period represent mark to market adjustment on the Company’s CRA-qualified mutual fund.
•The provision for credit losses was $4.7 million in the third quarter of 2022, compared to $0.8 million in the prior quarter. The increase reflects loan growth, along with changes in economic forecast factors, and losses that may result from the impact of Hurricane Ian on our borrowers.
•Noninterest expense was $61.4 million in the third quarter of 2022, an increase of $5.2 million, or 9%, compared to the prior quarter, and an increase of $6.1 million, or 11%, compared to the prior year quarter. Of the increase, $2.6 million was unique to the quarter, including the provision for unfunded commitments, recruiting, and project-related expenses that are not expected to recur. Noninterest expense was $176.4 million for the nine months ended September 30, 2022, compared to $147.2 million in the nine months ended September 30, 2021. Changes from the second quarter of 2022 included the following:
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Salaries and wages increased $0.4 million to $28.4 million in the third quarter of 2022. During the third quarter the Company had the opportunity to invest in a team of well-seasoned C&I focused commercial bankers, treasury officers, and credit officers in North Florida, complementing our acquisition of Drummond and further expanding our reach in Ocala and Gainesville. Additionally, we expanded our commercial banking team in West and Central Florida, adding a significant number of bankers in these markets. Lastly, we hired numerous support and treasury roles supporting the Company’s successful strategy of banking middle market operating companies.
•Outsourced data processing costs decreased by $0.7 million in the third quarter of 2022, primarily attributed to merger related conversion costs incurred in the second quarter of 2022.
•Occupancy costs increased quarter over quarter as a result of the Company acquiring two branch properties that it had previously leased. The resulting write-offs of lease assets of $0.9 million impacted occupancy expense during the quarter, with ongoing expected annual savings of $0.3 million in net occupancy expense on these branches.
•Legal and professional fees increased by $0.8 million to $3.8 million in the third quarter of 2022, reflecting higher merger-related expenses and professional fees on a project that was completed.
•The prior quarter included a $1.0 million gain on sale of an OREO property. No OREO sale activity occurred in the third quarter.
•Other expenses increased by $2.2 million, primarily reflecting higher merger-related expenses and higher recruiting costs.
•A $1.0 million provision for credit losses on unfunded commitments reflects modeled results of changes in economic factors.
•Seacoast recorded $9.1 million of income tax expense in the third quarter of 2022, compared to $8.9 million in the second quarter of 2022 and $7.0 million in the third quarter of 2021. The second quarter of 2022 included a $1.0 million refund of Florida corporate income tax paid in prior periods. Tax benefits related to stock-based compensation totaled $0.2 million in the third quarter of 2022, $0.4 million in the second quarter of 2022, and $0.3 million in the third quarter of 2021.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 2.16% in the third quarter of 2022, compared to 2.00% in the second quarter of 2022 and 1.95% in the third quarter of 2021. The increase in the ratio was primarily driven by a decline in total assets from the prior quarter.
•The efficiency ratio was 57.13% in the third quarter of 2022, compared to 56.22% in the second quarter of 2022 and 59.55% in the prior year quarter. The adjusted efficiency ratio1 was 53.28% in the third quarter of 2022, compared to 53.15% in the second quarter of 2022 and 51.50% in the prior year quarter. The Company continues to remain keenly focused on disciplined expense control.

Balance Sheet
•At September 30, 2022, the Company had total assets of $10.3 billion and total shareholders' equity of $1.3 billion. Book value per share was $20.95 on September 30, 2022, compared to $21.65 on June 30, 2022, and $22.12 on September 30, 2021. Tangible book value per share totaled $15.98 on September 30, 2022 compared to $16.66 on June 30, 2022 and $17.52 on September 30, 2021. A continued decline in the value of the available for sale securities portfolio driven by rising interest rates negatively impacted tangible book value per share by $2.93 when compared to December 31, 2021.
•Debt securities totaled $2.6 billion on September 30, 2022, an increase of $39.9 million, or 2%, compared to June 30, 2022. Purchases during the third quarter of 2022 totaled $199.6 million, consisting primarily of agency-issued securities at an average yield of 3.81%. The Company continues to take a prudent and disciplined approach to reinvest its excess liquidity.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Loans totaled $6.7 billion on September 30, 2022, an increase of $149.3 million compared to June 30, 2022. Excluding PPP, loans outstanding grew 10% on an annualized basis. The Company continues to exercise a disciplined approach to loan growth, carefully underwriting loans to strict underwriting guidelines.
•Loan originations were $554.7 million in the third quarter of 2022, a decrease of 24% compared to $734.0 million in the second quarter of 2022. The weighted average add-on rate for loan outstandings increased to 5.50% by the end of the third quarter.
•Commercial originations were $340.4 million during the third quarter of 2022, compared to $461.9 million in the second quarter of 2022, and $331.6 million in the third quarter of 2021.
•Consumer originations in the third quarter of 2022 were $128.6 million, compared to $126.5 million in the second quarter of 2022 and $66.4 million in the third quarter of 2021. The increase from the prior year is primarily the result of consumer lending teams that joined the Company in late 2021.
•Residential loans originated for sale in the secondary market totaled $16.4 million in the third quarter of 2022, compared to $42.7 million in the second quarter of 2022 and $95.1 million in the third quarter of 2021.
•Closed residential loans retained in the portfolio totaled $69.3 million in the third quarter of 2022, compared to $103.0 million in the second quarter of 2022, and $250.8 million in the third quarter of 2021.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $641.4 million on September 30, 2022, an increase of 3% from June 30, 2022 and an increase of 34% from September 30, 2021.
•Commercial pipelines were $530.4 million as of September 30, 2022, an increase of 11% from $476.7 million at June 30, 2022, and an increase of 44% from $368.9 million at September 30, 2021. The Company continues to focus on generating disciplined growth in full relationships, including credit facilities, deposit relationships, and wealth opportunities.
•Consumer pipelines were $43.7 million as of September 30, 2022, a decrease of 42% from $75.5 million at June 30, 2022, and an increase of 41% from $31.0 million at September 30, 2021. The decline in the consumer pipeline is the result of higher rates slowing consumer loan demand.
•Residential saleable pipelines were $6.6 million as of September 30, 2022, compared to $14.7 million at June 30, 2022, and $42.8 million at September 30, 2021. Retained residential pipelines were $60.7 million as of September 30, 2022, compared to $53.1 million at June 30, 2022, and $35.4 million at September 30, 2021.
•Total deposits were $8.8 billion as of September 30, 2022, a decrease of $423.5 million, or 5%, compared to June 30, 2022, and an increase of $431.2 million, or 5%, compared to September 30, 2021. The decline in deposits from the prior quarter included $100 million in transfers to wealth AUM, a $110 million decline in public funds moving to the state’s investment program, a $41 million decline in time deposits, and a $25 million decline in brokered deposits. The Company has continued to manage deposit pricing lower than competitors, and with an average loan-to-deposit ratio of 74% during the quarter, has maintained balance sheet flexibility supporting expansion of the net interest margin.
•At September 30, 2022, the percentage of total transaction account balances to overall deposit funding increased to 65%, which continues to support the Company’s ability to maintain a consistently low cost of deposits.
•Average noninterest demand account balances increased from the second quarter of 2022, overcoming a typical summer seasonal decline.
•The overall cost of deposits increased three basis points from the prior quarter.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Asset Quality
•Credit metrics remain strong with charge-offs, non-accruals, and criticized assets at historically low levels. The Company remains diligent in its monitoring of these metrics, as well as changes in the broader economic environment.
•Nonperforming loans decreased by $5.0 million to $21.5 million at September 30, 2022. Nonperforming loans to total loans outstanding were 0.32% at September 30, 2022, 0.40% at June 30, 2022, and 0.55% at September 30, 2021.
•Nonperforming assets to total assets declined to 0.23% at September 30, 2022, compared to 0.27% at June 30, 2022, and 0.47% at September 30, 2021.
•The ratio of allowance for credit losses to total loans was 1.42% at September 30, 2022, 1.39% at June 30, 2022, and 1.49% at September 30, 2021. Excluding PPP loans, the ratio of allowance for credit losses to total loans at September 30, 2022 was 1.43%, compared to 1.39% at June 30, 2022, and 1.54% at September 30, 2021.
•Net charge-offs of $0.1 million for the third quarter of 2022 compared to net recoveries of $0.1 million in the second quarter of 2022 and net charge-offs of $1.4 million in the third quarter of 2021. Net charge-offs for the four most recent quarters averaged 0.01%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Seacoast's average commercial loan size is $589 thousand, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 30% and 191% of total bank-level risk-based capital, respectively, compared to 29% and 192% respectively, at June 30, 2022. On a consolidated basis, construction and land development and commercial real estate loans represent 28% and 175%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The Company continues to operate with a fortress balance sheet, with a tier 1 capital ratio at September 30, 2022, of 16.5% compared to 16.8% at June 30, 2022, and 17.7% at September 30, 2021. The total capital ratio was 17.5% and the tier 1 leverage ratio was 12.1% at September 30, 2022.
•Cash and cash equivalents at September 30, 2022 totaled $218.6 million, with decreases from the prior quarter resulting from loan growth, more modest deployment of liquidity in investments in the securities portfolio, and deposit outflows.
•Tangible common equity to tangible assets was 9.79% at September 30, 2022, compared to 9.74% at June 30, 2022, and 10.62% at September 30, 2021. Declines in the value of available for sale securities due to rising interest rates in 2022 negatively impacted equity year to date by $180.2 million.

•At September 30, 2022, the Company had available unsecured lines of credit of $165.0 million and lines of credit under lendable collateral value of $2.1 billion. Additionally, $2.1 billion of debt securities and $959.3 million of residential and commercial real estate loans are available as collateral for potential borrowings.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21
Selected balance sheet data:
Total assets	$10,345,235	$10,811,704	$10,904,817	$9,681,433	$9,893,498
Gross loans	6,690,845	6,541,548	6,451,217	5,925,029	5,905,884
Total deposits	8,765,414	9,188,953	9,243,768	8,067,589	8,334,172

Performance measures:
Net income	$29,237	$32,755	$20,588	$36,330	$22,944
Net interest margin	3.67%	3.38%	3.25%	3.16%	3.22%
Pre-tax pre-provision earnings[1]	43,143	42,580	33,095	40,855	35,215
Average diluted shares outstanding	61,961	61,923	61,704	59,016	57,645
Diluted earnings per share (EPS)	$0.47	$0.53	$0.33	$0.62	$0.40
Return on (annualized):
Average assets (ROA)	1.10%	1.21%	0.79%	1.43%	0.93%
Average tangible assets (ROTA)[2]	1.17	1.29	0.85	1.51	1.00
Average tangible common equity (ROTCE)[2]	11.53	13.01	8.02	14.29	9.56
Tangible common equity to tangible assets[2]	9.79	9.74	9.90	11.09	10.62
Tangible book value per share[2]	$15.98	$16.66	$17.12	$17.84	$17.52
Efficiency ratio	57.13%	56.22%	62.33%	53.70%	59.55%

Adjusted operating measures[1]:
Adjusted net income	$32,837	$36,327	$27,056	$36,854	$29,350
Adjusted pre-tax pre-provision earnings	$48,989	$46,397	$41,737	$42,258	$43,901
Adjusted diluted EPS	0.53	0.59	0.44	0.62	0.51
Adjusted ROTA[2]	1.27%	1.38%	1.06%	1.49%	1.23%
Adjusted ROTCE[2]	12.48	13.97	10.01	14.11	11.72
Adjusted efficiency ratio	53.28	53.15	54.86	53.43	51.50
Net adjusted noninterest expense as a percent of average tangible assets[2]	2.16	2.00	1.99	1.96	1.95

Other data:
Market capitalization[3]	$1,858,429	$2,028,996	$2,144,586	$2,070,465	$1,972,784
Full-time equivalent employees	1,156	1,095	1,066	989	995
Number of ATMs	79	79	79	75	72
Full-service banking offices	58	58	58	54	52
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

Third Quarter 2022 Strategic Highlights

Capitalizing on Seacoast’s Commitment to Digital Transformation
•During the third quarter, Seacoast launched several new digital banking features by building an even more competitive digital experience while positioning the bank to scale across the state. The addition of an online account opening functionality streamlines account opening for customers and enhanced fraud protection tools for both businesses and consumers provides additional safeguards.
•Seacoast’s online banking features are now available in both English and Spanish, supporting customer preferences and enhancing our ability to bring relationship-based banking to markets across the state.

Driving Sustainable Growth and Expanding our Footprint
•As the Company continues its focus on building the leading commercial bank in Florida, Chris Rolle and Brannon Fitch, previously Regional Presidents in West and North Florida, respectively, have taken on new roles as South Group President and North Group President, responsible for leading the commercial banking teams in their respective markets.
•During the quarter, the Company recruited a well-seasoned and successful C&I focused commercial banking team in North Florida, complementing the Drummond acquisition, and expanding its reach into Ocala and Gainesville. The Company also expanded its commercial banking team in West and Central Florida. Additionally, well-seasoned successful treasury talent was added to the franchise in multiple markets, supporting the Company’s successful strategy of banking middle market operating companies.
•The Company completed the acquisition of Apollo Bancshares, Inc. on October 7, 2022, adding meaningful scale in Miami-Dade county and a growth-oriented team with deep local relationships. The technology conversion went extremely well, and the Miami-Dade county team is now fully focused on growing the franchise.
•Also on October 7, 2022, the Company completed the acquisition of Drummond Bancshares, Inc. Drummond is a 32 year-old institution with a seasoned, consistently profitable franchise. Its low-cost core deposits are driven by deep customer loyalty, and the acquisition adds presence in the rapidly growing North Florida market. As of September 30, 2022, Drummond’s demand deposits represented 78% of its total deposits.
•The upcoming acquisition of Professional Holding Corp. expands the Company’s presence in the tri-county South Florida area, with a relationship-driven team focused on local businesses. The acquisition will further enhance Seacoast’s branch network and add scarcity value in a robust banking market.

Scaling and Evolving Our Culture
•Seacoast has been recognized by the Human Rights Foundation for the third consecutive year, earning a perfect score for Workplace Equality in the 2022 Corporate Equality index.
•For the second year in a row, Seacoast is thrilled to be named one of the Orlando Business Journal's 2022 Best Places to Work, which highlights our commitment to employees’ well-being, as well as our numerous diversity and inclusion initiatives.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call on October 28, 2022 at 10:00 a.m. (Eastern Time) to discuss the third quarter 2022 earnings results and business trends. Investors may call in (toll-free) by dialing (866) 374-5140 (passcode: 6944 8197#; host: Charles Shaffer). Charts will be used during the conference call and may be accessed at Seacoast's website at www.SeacoastBanking.com     by selecting "Presentations" under the heading "News/Events." A replay of the call will be available for one month, beginning late afternoon on October 28, 2022, and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information,” using the passcode EV00136823.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast's website at www.SeacoastBanking.com. The link is located under the heading “Corporate Information.” Beginning late afternoon on October 28, 2022, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $10.3 billion in assets and $8.8 billion in deposits as of September 30, 2022. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 50 full-service branches across Florida, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. For more information about Seacoast, visit www.SeacoastBanking.com.

Additional Information

Seacoast has filed a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "SEC") in connection with the proposed merger of Professional Holding Corp. and Professional Bank with and into Seacoast and Seacoast National Bank, respectively. The registration statement in connection with the merger includes a proxy statement of Professional Holding Corp. and a prospectus of Seacoast. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Seacoast will be available free of charge by contacting Investor Relations at (772) 288-6085.

Professional Holding Corp. and Professional Bank, their directors, executive officers, other members of management, and employees may be considered participants in the solicitation of proxies in connection with the proposed mergers with and into Seacoast and Seacoast National Bank. Information regarding the participants in the proxy solicitation of Professional Holding Corp. and a description of its direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in the Company’s markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that the Company has acquired, including Apollo Bancshares, Inc. and Drummond Banking Company, or expects to acquire, including Professional Holding

Corp. as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts, any of which may be impacted by the COVID-19 pandemic and any variants thereof and related effects on the U.S. economy. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect the Company to update any forward-looking statements.

All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through the use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality, and the risk of economic recession; the adverse impact of COVID-19 (economic and otherwise) on the Company and its customers, counterparties, employees, and third-party service providers, and the adverse impacts to our business, financial position, results of operations and prospects; government or regulatory responses to the COVID-19 pandemic; governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation; changes in accounting policies, rules and practices, including the impact of the adoption of the current expected credit losses (“CECL”) methodology; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; uncertainty related to the impact of LIBOR calculations on securities, loans and debt; changes in borrower credit risks and payment behaviors including as a result of the financial impact of COVID-19; changes in retail distribution strategies, customer preferences and behavior (including as a result of economic factors); changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; our ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry; the Company’s concentration in commercial real estate loans and in real estate collateral in Florida; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk, as well as the effect of a fall in stock market prices on our fee income from our brokerage and wealth management businesses; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies; changes in technology or products that may be more difficult, costly, or less effective than anticipated; the Company’s ability to identify and address increased cybersecurity risks, including as a result of employees working remotely; inability of Seacoast’s risk management framework to manage risks associated with the Company’s business; dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms, including the impact of supply chain disruptions; reduction in or the termination of Seacoast’s ability to use the online- or mobile-based platform that is critical to the Company’s business growth strategy; the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine, acts of terrorism, natural disasters, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving the Company, including as a result of the Company’s participation in the Paycheck Protection Program (“PPP”); Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible credit losses.

The risks relating to the mergers with Apollo Bancshares, Inc., Drummond Banking Company and Professional Holding Corp. includes, without limitation: the diversion of management's time on issues related to the mergers; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the mergers being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2021 and quarterly reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 under "Special Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors", and otherwise in the Company’s SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except ratios and per share data)	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21	3Q'22	3Q'21

Summary of Earnings
Net income	$29,237	$32,755	$20,588	$36,330	$22,944	$82,580	$88,073
Adjusted net income[1]	32,837	36,327	27,056	36,854	29,350	96,220	98,098
Net interest income[2]	88,399	81,764	76,639	72,412	71,455	246,802	204,129
Net interest margin[2,3]	3.67%	3.38%	3.25%	3.16%	3.22%	3.44%	3.32%
Pre-tax pre-provision earnings[1]	43,143	42,580	33,095	40,855	35,215	118,818	108,978
Adjusted pre-tax pre-provision earnings[1]	48,989	46,397	41,737	42,258	43,901	137,123	122,303

Performance Ratios
Return on average assets-GAAP basis[3]	1.10%	1.21%	0.79%	1.43%	0.93%	1.03%	1.29%
Return on average tangible assets-GAAP basis[3,4]	1.17	1.29	0.85	1.51	1.00	1.11	1.37
Adjusted return on average tangible assets[1,3,4]	1.27	1.38	1.06	1.49	1.23	1.24	1.48
Net adjusted noninterest expense to average tangible assets[1,3,4]	2.16	2.00	1.99	1.96	1.95	2.05	2.03

Return on average shareholders' equity-GAAP basis[3]	8.60	9.73	5.96	11.06	7.29	8.08	9.93
Return on average tangible common equity-GAAP basis[3,4]	11.53	13.01	8.02	14.29	9.56	10.82	12.89
Adjusted return on average tangible common equity[1,3,4]	12.48	13.97	10.01	14.11	11.72	12.13	13.91
Efficiency ratio[5]	57.13	56.22	62.33	53.70	59.55	58.45	55.99
Adjusted efficiency ratio[1]	53.28	53.15	54.86	53.43	51.50	53.73	52.29
Noninterest income to total revenue (excluding securities gains/losses)	15.72	17.45	17.14	20.89	21.09	16.74	20.40
Tangible common equity to tangible assets[4]	9.79	9.74	9.89	11.09	10.62	9.79	10.62
Average loan-to-deposit ratio	73.90	70.60	71.25	70.29	69.97	71.92	74.86
End of period loan-to-deposit ratio	76.35	71.34	70.01	73.84	71.46	76.35	71.46

Per Share Data
Net income diluted-GAAP basis	$0.47	$0.53	$0.33	$0.62	$0.40	$1.33	$1.56
Net income basic-GAAP basis	0.48	0.53	0.34	0.62	0.40	1.35	1.57
Adjusted earnings[1]	0.53	0.59	0.44	0.62	0.51	1.56	1.74

Book value per share common	20.95	21.65	22.15	22.40	22.12	20.95	22.12
Tangible book value per share	15.98	16.66	17.12	17.84	17.52	15.98	17.52
Cash dividends declared	0.17	0.17	0.13	0.13	0.13	0.47	0.26

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21	3Q'22	3Q'21

Interest on securities:
Taxable	$15,653	$12,387	$10,041	$8,574	$7,775	$38,081	$20,632
Nontaxable	138	138	140	139	143	416	438
Fees on PPP loans	295	676	1,373	3,011	5,218	2,344	14,485
Interest on PPP loans	25	65	150	341	699	240	3,446
Interest and fees on loans - excluding PPP loans	73,650	68,566	65,595	61,049	58,507	207,811	169,139
Interest on federal funds sold and other investments	1,643	1,917	933	828	867	4,493	2,162
Total Interest Income	91,404	83,749	78,232	73,942	73,209	253,385	210,302

Interest on deposits	1,623	994	767	711	849	3,384	2,894
Interest on time certificates	380	436	468	494	583	1,284	2,294
Interest on borrowed money	1,117	672	475	448	453	2,264	1,378
Total Interest Expense	3,120	2,102	1,710	1,653	1,885	6,932	6,566

Net Interest Income	88,284	81,647	76,522	72,289	71,324	246,453	203,736
Provision for credit losses	4,676	822	6,556	(3,942)	5,091	12,054	(5,479)
Net Interest Income After Provision for Credit Losses	83,608	80,825	69,966	76,231	66,233	234,399	209,215

Noninterest income:
Service charges on deposit accounts	3,504	3,408	2,801	2,606	2,495	9,713	7,171
Interchange income	4,138	4,255	4,128	4,135	4,131	12,521	12,096
Wealth management income	2,732	2,774	2,659	2,356	2,562	8,165	7,272
Mortgage banking fees	434	932	1,686	2,030	2,550	3,052	9,752
Marine finance fees	209	312	191	147	152	712	518
SBA gains	108	473	156	200	812	737	1,331
BOLI income	1,363	1,349	1,334	1,295	1,128	4,046	2,859
Other	3,977	3,761	2,870	6,316	5,228	10,608	11,221
	16,465	17,264	15,825	19,085	19,058	49,554	52,220
Securities losses, net	(362)	(300)	(452)	(379)	(30)	(1,114)	(199)
Total Noninterest Income	16,103	16,964	15,373	18,706	19,028	48,440	52,021

Noninterest expenses:
Salaries and wages	28,420	28,056	28,219	25,005	27,919	84,695	72,278
Employee benefits	4,074	4,151	5,501	4,763	4,177	13,726	13,110
Outsourced data processing costs	5,393	6,043	6,156	5,165	5,610	17,592	14,754
Telephone / data lines	973	908	733	790	810	2,614	2,433
Occupancy	5,046	4,050	3,986	3,500	3,541	13,082	10,640
Furniture and equipment	1,462	1,588	1,426	1,403	1,567	4,476	3,987
Marketing	1,461	1,882	1,171	1,060	1,353	4,514	3,523
Legal and professional fees	3,794	2,946	4,789	2,461	4,151	11,529	8,915
FDIC assessments	760	699	789	713	651	2,248	1,692
Amortization of intangibles	1,446	1,446	1,446	1,304	1,306	4,338	3,729
Foreclosed property expense and net (gain) loss on sale	9	(968)	(164)	(175)	66	(1,123)	(89)
Provision for credit losses on unfunded commitments	1,015	—	142	—	133	1,157	133
Other	7,506	5,347	4,723	4,274	3,984	17,576	12,067
Total Noninterest Expense	61,359	56,148	58,917	50,263	55,268	176,424	147,172

Income Before Income Taxes	38,352	41,641	26,422	44,674	29,993	106,415	114,064
Income taxes	9,115	8,886	5,834	8,344	7,049	23,835	25,991

Net Income	$29,237	$32,755	$20,588	$36,330	$22,944	$82,580	$88,073

Per share of common stock:

Net income diluted	$0.47	$0.53	$0.33	$0.62	$0.40	$1.33	$1.56
Net income basic	0.48	0.53	0.34	0.62	0.40	1.35	1.57
Cash dividends declared	0.17	0.17	0.13	0.13	0.13	0.47	0.26

Average diluted shares outstanding	61,961	61,923	61,704	59,016	57,645	61,867	56,441
Average basic shares outstanding	61,442	61,409	61,127	58,462	57,148	61,327	55,954

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2022	2022	2022	2021	2021

Assets
Cash and due from banks	$176,463	$363,343	$351,128	$238,750	$199,460
Interest bearing deposits with other banks	42,152	538,025	871,387	498,979	1,028,235
Total Cash and Cash Equivalents	218,615	901,368	1,222,515	737,729	1,227,695

Time deposits with other banks	4,481	4,730	5,975	—	750

Debt Securities:
Available for sale (at fair value)	1,860,734	1,800,791	1,706,619	1,644,319	1,546,155
Held to maturity (at amortized cost)	774,706	794,785	747,004	638,640	526,502
Total Debt Securities	2,635,440	2,595,576	2,453,623	2,282,959	2,072,657

Loans held for sale	1,620	14,205	20,615	31,791	49,597

Loans	6,690,845	6,541,548	6,451,217	5,925,029	5,905,884
Less: Allowance for credit losses	(95,329)	(90,769)	(89,838)	(83,315)	(87,823)
Net Loans	6,595,516	6,450,779	6,361,379	5,841,714	5,818,061

Bank premises and equipment, net	81,648	74,784	74,617	72,404	71,250
Other real estate owned	2,419	2,419	11,567	13,618	13,628
Goodwill	286,606	286,606	286,606	252,154	252,154
Other intangible assets, net	18,583	20,062	21,549	14,845	16,153
Bank owned life insurance	209,087	207,724	206,375	205,041	193,747
Net deferred tax assets	83,139	60,080	47,222	27,321	24,187
Other assets	208,081	193,371	192,774	201,857	153,619
Total Assets	$10,345,235	$10,811,704	$10,904,817	$9,681,433	$9,893,498

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$3,529,489	$3,593,201	$3,522,700	$3,075,534	$3,086,466
Interest-bearing demand	2,170,251	2,269,148	2,253,562	1,890,212	1,845,165
Savings	938,081	946,738	937,839	895,019	834,309
Money market	1,700,737	1,911,847	1,999,027	1,651,881	1,951,639
Other time certificates	312,840	350,571	397,491	404,601	437,973
Brokered time certificates	—	—	—	—	20,000
Time certificates of more than $250,000	114,016	117,448	133,149	150,342	158,620
Total Deposits	8,765,414	9,188,953	9,243,768	8,067,589	8,334,172

Securities sold under agreements to repurchase	94,191	110,578	120,922	121,565	105,548
Subordinated debt	71,857	71,786	71,716	71,646	71,576
Other liabilities	125,971	110,812	112,126	109,897	91,682
Total Liabilities	9,057,433	9,482,129	9,548,532	8,370,697	8,602,978

Shareholders' Equity
Common stock	6,148	6,141	6,124	5,850	5,835
Additional paid in capital	1,068,241	1,065,167	1,062,462	963,851	959,644
Retained earnings	412,166	393,431	371,192	358,598	329,918
Treasury stock	(11,539)	(11,632)	(10,459)	(10,569)	(10,146)
	1,475,016	1,453,107	1,429,319	1,317,730	1,285,251
Accumulated other comprehensive (loss) income, net	(187,214)	(123,532)	(73,034)	(6,994)	5,269
Total Shareholders' Equity	1,287,802	1,329,575	1,356,285	1,310,736	1,290,520
Total Liabilities & Shareholders' Equity	$10,345,235	$10,811,704	$10,904,817	$9,681,433	$9,893,498

Common shares outstanding	61,476	61,410	61,239	58,504	58,349

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21

Credit Analysis
Net charge-offs (recoveries) - non-acquired loans	$129	$(75)	$72	$541	$198
Net charge-offs (recoveries) - acquired loans	(26)	(49)	7	29	1,234
Total Net Charge-offs (Recoveries)	103	(124)	79	570	1,432

Net charge-offs (recoveries) to average loans - non-acquired loans	0.01%	—%	—%	0.04%	0.01%
Net charge-offs (recoveries) to average loans - acquired loans	—	—	—	—	0.09
Total Net Charge-offs (Recoveries) to Average Loans	0.01	—	—	0.04	0.10

Allowance for credit losses - non-acquired loans	$82,980	$70,215	$67,261	$64,710	$64,740
Allowance for credit losses - acquired loans	12,349	20,554	22,577	18,605	23,083
Total Allowance for Credit Losses	$95,329	$90,769	$89,838	$83,315	$87,823

Non-acquired loans at end of period	$5,651,741	$5,389,405	$5,169,973	$4,860,171	$4,608,801
Acquired loans at end of period	1,033,810	1,134,940	1,241,988	973,751	1,106,481
Paycheck Protection Program loans at end of period	5,294	17,203	39,256	91,107	190,602
Total Loans	$6,690,845	$6,541,548	$6,451,217	$5,925,029	$5,905,884

Non-acquired loans allowance for credit losses to non-acquired loans at end of period	1.47%	1.30%	1.30%	1.33%	1.40%
Total allowance for credit losses to total loans at end of period	1.42	1.39	1.39	1.41	1.49
Total allowance for credit losses to total loans, excluding PPP loans	1.43	1.39	1.40	1.43	1.54
Purchase discount on acquired loans at end of period	1.81	1.84	1.89	2.27	2.27

End of Period
Nonperforming loans	$21,464	$26,442	$26,209	$30,598	$32,612
Other real estate owned	109	109	9,256	12,223	11,843
Properties previously used in bank operations included in other real estate owned	2,310	2,310	2,310	1,395	1,785
Total Nonperforming Assets	$23,883	$28,861	$37,775	$44,216	$46,240

Accruing troubled debt restructures (TDRs)	$4,149	$4,022	$4,454	$3,917	$4,047

Nonperforming Loans to Loans at End of Period	0.32%	0.40%	0.41%	0.52%	0.55%
Nonperforming Assets to Total Assets at End of Period	0.23	0.27	0.35	0.46	0.47

	September 30,	June 30,	March 31,	December 31,	September 30,
Loans	2022	2022	2022	2021	2021

Construction and land development	$361,913	$350,025	$259,421	$230,824	$227,459
Commercial real estate - owner occupied	1,253,459	1,254,343	1,284,515	1,197,774	1,201,336
Commercial real estate - non-owner occupied [1]	2,107,614	1,972,540	1,966,150	1,736,439	1,673,587
Residential real estate [1]	1,599,765	1,647,465	1,599,645	1,425,354	1,467,329
Commercial and financial	1,182,384	1,124,771	1,132,506	1,069,356	982,552
Consumer	180,416	175,201	169,724	174,175	163,019
Paycheck Protection Program	5,294	17,203	39,256	91,107	190,602
Total Loans	$6,690,845	$6,541,548	$6,451,217	$5,925,029	$5,905,884

1 In 3Q'22, $100 million in loans to commercial borrowers collateralized by residential properties were reclassified from "Residential real estate" to "Commercial real estate - non-owner occupied."

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	3Q'22			2Q'22			3Q'21
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,665,104	$15,653	2.35%	$2,517,879	$12,387	1.97%	$1,971,520	$7,775	1.58%
Nontaxable	22,064	174	3.15	22,443	175	3.12	25,311	181	2.86
Total Securities	2,687,168	15,827	2.36	2,540,322	12,562	1.98	1,996,831	7,956	1.59

Federal funds sold	203,815	1,062	2.07	644,144	1,281	0.80	1,056,691	406	0.15
Other investments	45,193	581	5.10	46,257	636	5.51	35,306	461	5.18

Loans excluding PPP loans	6,597,828	73,730	4.43	6,454,444	68,647	4.27	5,422,350	58,600	4.29
PPP loans	10,114	320	12.54	26,322	741	11.29	281,724	5,917	8.33
Total Loans	6,607,942	74,050	4.45	6,480,766	69,388	4.29	5,704,074	64,517	4.49

Total Earning Assets	9,544,118	91,520	3.80	9,711,489	83,867	3.46	8,792,902	73,340	3.31

Allowance for credit losses	(91,348)			(90,242)			(88,412)
Cash and due from banks	331,947			389,695			386,781
Premises and equipment	76,357			74,614			70,667
Intangible assets	305,935			307,411			254,980
Bank owned life insurance	208,193			206,839			164,879
Other assets	210,136			240,712			171,937

Total Assets	$10,585,338			$10,840,518			$9,753,734

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,215,899	$757	0.14%	$2,262,408	$293	0.05%	$1,891,092	$219	0.05%
Savings	944,128	65	0.03	962,264	64	0.03	842,018	65	0.03
Money market	1,806,014	802	0.18	1,938,421	637	0.13	1,860,386	565	0.12
Time deposits	445,840	380	0.34	496,186	436	0.35	572,661	583	0.40
Securities sold under agreements to repurchase	111,902	309	1.10	120,437	94	0.31	120,507	35	0.12
Other borrowings	71,810	808	4.46	71,740	579	3.24	71,530	418	2.32

Total Interest-Bearing Liabilities	5,595,593	3,121	0.22	5,851,456	2,103	0.14	5,358,194	1,885	0.14

Noninterest demand	3,529,844			3,520,700			2,985,582
Other liabilities	110,426			117,794			161,411
Total Liabilities	9,235,863			9,489,950			8,505,187

Shareholders' equity	1,349,475			1,350,568			1,248,547

Total Liabilities & Equity	$10,585,338			$10,840,518			$9,753,734

Cost of deposits			0.09%			0.06%			0.07%
Interest expense as a % of earning assets			0.13%			0.09%			0.09%
Net interest income as a % of earning assets		$88,399	3.67%		$81,764	3.38%		$71,455	3.22%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]				(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Average		Yield/	Average		Yield/
(Amounts in thousands, except ratios)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,530,742	$38,081	2.01%	$1,718,671	$20,632	1.60%
Nontaxable	22,842	526	3.07	25,606	554	2.88
Total Securities	2,553,584	38,607	2.02	1,744,277	21,186	1.62

Federal funds sold	526,890	2,693	0.68	725,013	706	0.13
Other investments	45,483	1,800	5.29	75,826	1,456	2.57

Loans excluding PPP loans	6,444,253	208,052	4.32	5,222,629	169,417	4.34
PPP loans	32,597	2,584	10.60	464,397	17,930	5.16
Total Loans	6,476,850	210,636	4.35	5,687,026	187,347	4.40

Total Earning Assets	9,602,807	253,736	3.53	8,232,142	210,695	3.42

Allowance for credit losses	(89,700)			(88,717)
Cash and due from banks	362,369			323,693
Premises and equipment	75,617			71,644
Intangible assets	305,895			242,820
Bank owned life insurance	206,854			143,601
Other assets	220,790			167,775

Total Assets	$10,684,632			$9,092,958

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,192,331	$1,240	0.08%	$1,728,985	$712	0.06%
Savings	943,982	194	0.03	785,447	320	0.05
Money market	1,906,407	1,951	0.14	1,736,519	1,862	0.14
Time deposits	500,482	1,284	0.34	605,269	2,294	0.51
Securities sold under agreements to repurchase	116,805	442	0.51	116,304	112	0.13
Other borrowings	71,741	1,823	3.40	71,460	1,266	2.37

Total Interest-Bearing Liabilities	5,731,751	6,934	0.16	5,043,984	6,566	0.17

Noninterest demand	3,462,931			2,741,115
Other liabilities	123,279			122,329
Total Liabilities	9,317,961			7,907,428

Shareholders' equity	1,366,672			1,185,530

Total Liabilities & Equity	$10,684,632			$9,092,958

Cost of deposits			0.07%			0.09%
Interest expense as a % of earning assets			0.10%			0.11%
Net interest income as a % of earning assets		$246,802	3.44%		$204,129	3.32%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	September 30,	June 30,	March 31,	December 31,	September 30,
(Amounts in thousands)	2022	2022	2022	2021	2021

Customer Relationship Funding
Noninterest demand
Commercial	$2,827,591	$2,945,445	$2,939,595	$2,477,111	$2,535,922
Retail	447,848	464,214	458,809	458,626	416,779
Public funds	210,662	143,075	86,419	107,523	84,337
Other	43,388	40,467	37,877	32,274	49,428
Total Noninterest Demand	3,529,489	3,593,201	3,522,700	3,075,534	3,086,466

Interest-bearing demand
Commercial	759,286	769,948	610,109	497,466	554,366
Retail	1,199,112	1,207,698	1,392,490	1,144,635	1,069,668
Brokered	81,799	—	—	—	—
Public funds	130,054	291,502	250,963	248,111	221,131
Total Interest-Bearing Demand	2,170,251	2,269,148	2,253,562	1,890,212	1,845,165

Total transaction accounts
Commercial	3,586,877	3,715,393	3,549,704	2,974,577	3,090,288
Retail	1,646,960	1,671,912	1,851,299	1,603,261	1,486,447
Public funds	340,716	434,577	337,382	355,634	305,468
Other	43,388	40,467	37,877	32,274	49,428
Total Transaction Accounts	5,617,941	5,862,349	5,776,262	4,965,746	4,931,631

Savings	938,081	946,738	937,839	895,019	834,309

Money market
Commercial	788,009	819,452	856,117	732,639	827,901
Retail	857,914	914,918	931,702	840,054	834,628
Brokered	—	106,823	126,168	8,007	196,548
Public funds	54,814	70,654	85,040	71,181	92,562
Total Money Market	1,700,737	1,911,847	1,999,027	1,651,881	1,951,639

Brokered time certificates	—	—	—	—	20,000
Other time certificates	426,856	468,019	530,640	554,943	596,593
	426,856	468,019	530,640	554,943	616,593
Total Deposits	$8,683,615	$9,188,953	$9,243,768	$8,067,589	$8,334,172

Customer sweep accounts	$94,191	$110,578	$120,922	$121,565	$105,548

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21	3Q'22	3Q'21

Net Income	$29,237	$32,755	$20,588	$36,330	$22,944	$82,580	$88,073

Total noninterest income	16,103	16,964	15,373	18,706	19,028	48,440	52,021
Securities losses (gains), net	362	300	452	379	30	1,114	199
Gain on sale of domain name (included in other income)	—	—	—	(755)	—	—	—
Total Adjustments to Noninterest Income	362	300	452	(376)	30	1,114	199
Total Adjusted Noninterest Income	16,465	17,264	15,825	18,330	19,058	49,554	52,220

Total noninterest expense	61,359	56,148	58,917	50,263	55,268	176,424	147,172
Merger related charges	(2,054)	(3,039)	(6,692)	(482)	(6,281)	(11,785)	(7,371)
Amortization of intangibles	(1,446)	(1,446)	(1,446)	(1,304)	(1,306)	(4,338)	(3,729)
Branch reductions and other expense initiatives	(960)	—	(74)	(168)	(870)	(1,034)	(1,982)
Total Adjustments to Noninterest Expense	(4,460)	(4,485)	(8,212)	(1,954)	(8,457)	(17,157)	(13,082)
Total Adjusted Noninterest Expense	56,899	51,663	50,705	48,309	46,811	159,267	134,090

Income Taxes	9,115	8,886	5,834	8,344	7,049	23,835	25,991
Tax effect of adjustments	1,222	1,213	2,196	280	2,081	4,631	3,256
Effect of change in corporate tax rate on deferred tax assets	—	—	—	774	—	—	—
Total Adjustments to Income Taxes	1,222	1,213	2,196	1,054	2,081	4,631	3,256
Adjusted Income Taxes	10,337	10,099	8,030	9,398	9,130	28,466	29,247
Adjusted Net Income	$32,837	$36,327	$27,056	$36,854	$29,350	$96,220	$98,098

Earnings per diluted share, as reported	$0.47	$0.53	$0.33	$0.62	$0.40	$1.33	$1.56
Adjusted Earnings per Diluted Share	0.53	0.59	0.44	0.62	0.51	1.56	1.74
Average diluted shares outstanding	61,961	61,923	61,704	59,016	57,645	61,867	56,441

Adjusted Noninterest Expense	$56,899	$51,663	$50,705	$48,309	$46,811	$159,267	$134,090
Provision for credit losses on unfunded commitments	(1,015)	—	(142)	—	(133)	(1,157)	(133)
Foreclosed property expense and net gain / (loss) on sale	(9)	968	164	175	(66)	1,123	89
Net Adjusted Noninterest Expense	$55,875	$52,631	$50,727	$48,484	$46,612	$159,233	$134,046

Revenue	$104,387	$98,611	$91,895	$90,995	$90,352	$294,893	$255,757
Total Adjustments to Revenue	362	300	452	(376)	30	1,114	199
Impact of FTE adjustment	115	117	117	123	131	349	393
Adjusted Revenue on a fully taxable equivalent basis	$104,864	$99,028	$92,464	$90,742	$90,513	$296,356	$256,349
Adjusted Efficiency Ratio	53.28%	53.15%	54.86%	53.43%	51.50%	53.73%	52.29%

Net Interest Income	$88,284	$81,647	$76,522	$72,289	$71,324	$246,453	$203,736
Impact of FTE adjustment	115	117	117	123	131	349	393
Net Interest Income including FTE adjustment	$88,399	$81,764	$76,639	$72,412	$71,455	$246,802	$204,129
Total noninterest income	16,103	16,964	15,373	18,706	19,028	48,440	52,021
Total noninterest expense	61,359	56,148	58,917	50,263	55,268	176,424	147,172
Pre-Tax Pre-Provision Earnings	$43,143	$42,580	$33,095	$40,855	$35,215	$118,818	$108,978
Total Adjustments to Noninterest Income	362	300	452	(376)	30	1,114	199
Total Adjustments to Noninterest Expense	(5,484)	(3,517)	(8,190)	(1,779)	(8,656)	(17,191)	(13,126)
Adjusted Pre-Tax Pre-Provision Earnings	$48,989	$46,397	$41,737	$42,258	$43,901	$137,123	$122,303

Average Assets	$10,585,338	$10,840,518	$10,628,516	$10,061,382	$9,753,734	$10,684,632	$9,092,958
Less average goodwill and intangible assets	(305,935)	(307,411)	(304,321)	(267,692)	(254,980)	(305,895)	(242,820)
Average Tangible Assets	$10,279,403	$10,533,107	$10,324,195	$9,793,690	$9,498,754	$10,378,737	$8,850,138

Return on Average Assets (ROA)	1.10%	1.21%	0.79%	1.43%	0.93%	1.03%	1.29%
Impact of removing average intangible assets and related amortization	0.07	0.08	0.06	0.08	0.07	0.08	0.08
Return on Average Tangible Assets (ROTA)	1.17	1.29	0.85	1.51	1.00	1.11	1.37

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Nine Months Ended

(Amounts in thousands, except per share data)	3Q'22	2Q'22	1Q'22	4Q'21	3Q'21	3Q'22	3Q'21
Impact of other adjustments for Adjusted Net Income	0.10	0.09	0.21	(0.02)	0.23	0.13	0.11
Adjusted Return on Average Tangible Assets	1.27	1.38	1.06	1.49	1.23	1.24	1.48

Average Shareholders' Equity	$1,349,475	$1,350,568	$1,400,535	$1,303,686	$1,248,547	$1,366,672	$1,185,530
Less average goodwill and intangible assets	(305,935)	(307,411)	(304,321)	(267,692)	(254,980)	(305,895)	(242,820)
Average Tangible Equity	$1,043,540	$1,043,157	$1,096,214	$1,035,994	$993,567	$1,060,777	$942,710

Return on Average Shareholders' Equity	8.60%	9.73%	5.96%	11.06%	7.29%	8.08%	9.93%
Impact of removing average intangible assets and related amortization	2.93	3.28	2.06	3.23	2.27	2.74	2.96
Return on Average Tangible Common Equity (ROTCE)	11.53	13.01	8.02	14.29	9.56	10.82	12.89
Impact of other adjustments for Adjusted Net Income	0.95	0.96	1.99	(0.18)	2.16	1.31	1.02
Adjusted Return on Average Tangible Common Equity	12.48	13.97	10.01	14.11	11.72	12.13	13.91

Loan interest income[1]	$74,050	$69,388	$67,198	$64,487	$64,517	$210,636	$187,347
Accretion on acquired loans	(2,242)	(2,720)	(3,717)	(3,520)	(3,483)	(8,679)	(9,237)
Interest and fees on PPP loans	(320)	(741)	(1,523)	(3,352)	(5,917)	(2,584)	(17,930)
Loan interest income excluding PPP and accretion on acquired loans	$71,488	$65,927	$61,958	$57,615	$55,117	$199,373	$160,180

Yield on loans[1]	4.45	4.29	4.30	4.31	4.49	4.35	4.40
Impact of accretion on acquired loans	(0.14)	(0.16)	(0.24)	(0.24)	(0.24)	(0.18)	(0.21)
Impact of PPP loans	(0.01)	(0.03)	(0.06)	(0.13)	(0.22)	(0.03)	(0.09)
Yield on loans excluding PPP and accretion on acquired loans	4.30%	4.10%	4.00%	3.94%	4.03%	4.14%	4.10%

Net Interest Income[1]	$88,399	$81,764	$76,639	$72,412	$71,455	$246,802	$204,129
Accretion on acquired loans	(2,242)	(2,720)	(3,717)	(3,520)	(3,483)	(8,679)	(9,237)
Interest and fees on PPP loans	(320)	(741)	(1,523)	(3,352)	(5,917)	(2,584)	(17,930)
Net interest income excluding PPP and accretion on acquired loans	$85,837	$78,303	$71,399	$65,540	$62,055	$235,539	$176,962

Net Interest Margin	3.67	3.38	3.25	3.16	3.22	3.44	3.32
Impact of accretion on acquired loans	(0.09)	(0.12)	(0.15)	(0.15)	(0.15)	(0.12)	(0.15)
Impact of PPP loans	(0.01)	(0.02)	(0.05)	(0.10)	(0.18)	(0.03)	(0.12)
Net interest margin excluding PPP and accretion on acquired loans	3.57%	3.24%	3.05%	2.91%	2.89%	3.29%	3.05%

Security interest income[1]	$15,827	$12,562	$10,218	$8,750	$7,956	$38,607	$21,186
Tax equivalent adjustment on securities	(35)	(36)	(37)	(37)	(38)	(108)	(116)
Security interest income excluding tax equivalent adjustment	$15,792	$12,526	$10,181	$8,713	$7,918	$38,499	$21,070

Loan interest income[1]	$74,050	$69,388	$67,198	$64,487	$64,517	$210,636	$187,347
Tax equivalent adjustment on loans	(80)	(81)	(80)	(86)	(93)	(241)	(277)
Loan interest income excluding tax equivalent adjustment	$73,970	$69,307	$67,118	$64,401	$64,424	$210,395	$187,070

Net Interest Income[1]	$88,399	$81,764	$76,639	$72,412	$71,455	$246,802	$204,129
Tax equivalent adjustment on securities	(35)	(36)	(37)	(37)	(38)	(108)	(116)
Tax equivalent adjustment on loans	(80)	(81)	(80)	(86)	(93)	(241)	(277)
Net interest income excluding tax equivalent adjustment	$88,284	$81,647	$76,522	$72,289	$71,324	$246,453	$203,736

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.